SCHEDULE A

Jannary 10, 2002


JEFFERIES & COMPANY, INC.
100 Santa Monica Boulevard, 10th Floor Los Angeles, CA 90025

Gentlemen:

This letter agreement is entered into pursuant to, and in order to induce Jefferies & Company, Inc. ("Jefferies" or the "Financial Advisor") to enter into, the engagement letter, dated January 10, 2001 (as amended from time to time in accordance with the terms thereof the "Agreement"), between FLOOR DECOR, INC. (the "Company"), a Delaware corporation, and Jefferies. Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.

Since Jefferies will be acting on behalf of the Company and Eagle Eye Scandinavian Distribution Limited (the "Lender"), a wholly owned subsidiary of the Company, in connection with the transactions contemplated by the Agreement, and as part of the consideration for the agreement of Jefferies to furnish its services pursuant to such Agreement, the Company and the Lender agree to jointly and severally indemnify and hold harmless Jefferies and its affiliates and their respective officers, directors, partners, counsel, employees and agents, and any other persons controlling Jefferies or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and the respective agents, employees, officers, directors, partners, counsel and shareholders of such persons (Jefferies and each such other person being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against all claims, liabilities, losses, damages and expenses (or actions in respect thereof), as incurred, related to or arising out of or in connection with (i) actions taken or omitted to be taken by the Company, its affiliates, employees or agents, (ii) actions taken or omitted to be taken by any Indemnified Person (including acts or omissions constituting ordinary negligence) pursuant to the terms Of, or in connection with services rendered pursuant to, the Agreement or any Transaction or proposed transaction contemplated thereby or any Indemnified Person's role in connection therewith, provided, however, that the Company shall not be responsible for any losses, claims, damages, liabilities or expenses of any Indemnified Person to the extent, and only to the extent, that it is finally judicially determined that they result solely from actions taken or omitted to be taken by such Indemnified Person in bad faith or to be due solely to such Indemnified Person's gross negligence, and/or (iii) any untrue statement or alleged untrue statement of a material fact contained in any of the Information or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Person is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Person hereunder (whether or not such Indemnified Person is a party thereto), unless such Indemnified Person has given its prior written consent, or the settlement, compromise, consent or termination includes an express unconditional release of such Indemnified Person, satisfactory in form and substance to such Indemnified Person, from all losses, claims, damages or liabilities arising out of such action, claim, suit or proceeding.

If for any reason (other than the bad faith or gross negligence of an Indemnified Person as provided above) the foregoing indemnity is unavailable to an Indemnified Person or insufficient to


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hold an Indemnified Person harmless, then the Company, to the fullest extent permitted by law, shall contribute to the amount paid or payable by such Indemnified Person as a result of such claims, liabilities, losses, damages or expenses in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by Jefferies on the other, from the Transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand ~and Jefferies on the other, but also the relative fault of the Company and Jefferies, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all Indemnified Persons to all claims, liabilities, losses, damages and expenses shall not exceed the amount of fees actually received by Jefferies pursuant to the Agreement with respect to the Transaction. It is hereby further agreed that the relative benefits to the Company on the one hand and Jefferies on the other with respect to any Transaction or proposed transaction contemplated by the Agreement shall be deemed to be in the same proportion as (i) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the Transaction or transactions that are within the scope of the Agreement, whether or not any such transaction is consummated, bears to (ii) the fees paid to Jefferies with respect to such Transaction. The relative fault of the Company on the one hand and Jefferies on the other with respect to the Transaction or proposed transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by Jefferies and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

No Indemnified Person shall have any liability to the Company or any officer, director, employee or affiliate thereof in connection with the services rendered pursuant to the Agreement except for any liability for claims, liabilities, losses or damages finally judicially determined to have resulted solely from actions taken or omitted to be taken by such Indemnified Person in bad faith, or solely as a result of such Indemnified Person's gross negligence.

In addition, the Company agrees to reimburse the Indemnified Persons for all expenses (including, without limitation, fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party. If any of Jefferies' personnel appears as witnesses, are deposed or are otherwise involved in the defense of any action against Jefferies, the Company or the Company's officers or directors, the Company will pay Jefferies (i) with respect to each day that one of Jefferies' professional personnel appears as a witness or is deposed and/or (ii) with respect to each day that one of Jefferies' professional personnel is involved in the preparation therefor, (a) a fee of $ 2000 per day for each such person with respect to each appearance as a witness or for a deposition and (b) at a rate of $ 200 per hour with respect to each hour of preparation for any such appearance and the Company will reimburse Jefferies for all expenses incurred by Jefferies by reason of any of its personnel being involved in any such action.

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise, (ii) shall survive the expiration of the Term, (iii) shall apply to any modification of Jefferie's engagement and shall remain in full force and effect following the completion or termination of the Agreement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Jefferies or any other Indemnified Person and (v) shall be binding on any successor or assign of the Company and successors or assigns to the Company's business and assets.


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Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and Jefferies as of the date of the Agreement.

Sincerely,

FLOOR DECOR, INC.
By
AJ Nassar
President


EAGLE EYE SCANDINAVIAN DISTRIBUTION LIMITED
By
Carl Freer
Director

Accepted and Agreed:
JEFFERIES & COMPANY, INC.
By
Name: Clifford Siegel
Title:   Executive Vice President


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